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                                   EXHIBIT 5.1


Transactions by the Reporting Person in the Company stock during past sixty (60) days:


                             NUMBER OF
DATE                         SHARES PURCHASED           PRICE PER SHARE            COST
----                         ----------------           ---------------            ----


October 19, 1998             2,303,290 shares of        $1.0854039                 $2,500,000
                             Common Stock

October 19, 1998             347,975(1)                 $1.8392(2)                 $639,995.62(3)

(1)      Grant of options to purchase shares of Common Stock

(2)      Option exercise price

(3)      Assumes all options exercised; no cost allocated to purchase of options
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